Exhibit 10.2

[VIEWPOINT LETTERHEAD]

March 22, 2002

Mr. Thomas Morgan
<Address>

Dear Tom:

We are pleased to offer to you the full time, regular position of General Manager of Enterprise Solutions with Viewpoint Corporation (“Viewpoint” or the “Company”) commencing on or about April 8, 2002. Our team is excited that you will be joining us. You will report to and work under the direction of Anders Vinberg, Executive Vice President.

You will be an exempt, salaried employee and your starting base compensation shall be $14,583.34 per month, earned and payable according to the Company’s standard payroll practices. You will be eligible for any benefit programs, which are generally available to all employees.

In addition, you will also be eligible for a bonus of 2.5% on any revenue generated in the Enterprise Solutions Group above $6 million.

Additionally, it will be recommended to the Board of Directors that you be granted a stock option entitling you to purchase 125,000 shares of the common stock of the Company at the fair market value on the last trading date of the month that your employment commences. Options granted will vest 25% on the first anniversary of your grant date, and, thereafter, the balance shall vest at the rate of 1/36th per month. Said options shall be subject to the Company’s then operative Stock Option Plan.

Nothing in the grant of options or otherwise in this offer of employment should be construed as a guarantee of continued employment for any set period of time. Your first ninety (90) days with Viewpoint are considered a probationary period and as with all Viewpoint employees, either party may end the employment relationship at any time, with or without cause. Employment at Viewpoint is strictly at the will of each of the parties. This offer, and the enclosed Employee Invention, Copyright and Secrecy Agreement, represent the entire agreement between you and Viewpoint regarding your employment with the Company, and supersede any previous oral or written agreements. This offer is expressly contingent upon your supplying proof of your ability to work in the United States in compliance with the Immigration Reform and Control Act of 1986, within three days of your commencement date.

In acceptance of this position, please sign and return, within three days, a copy of this letter, together with a signed copy of the enclosed Viewpoint Employee Invention, Copyright and Secrecy Agreement. You should send these documents to Jeanine Borko, 498 Seventh Ave. 18th Floor, New York, NY. 10018.

We are delighted that you will be joining Viewpoint. I know I speak for the rest of the team in saying that we are looking forward to working with you as you bring your unique and significant skills to the Company. If you have any questions, please feel free to call me.

Sincerely,	Accepted:

/s/ BOB RICE	/s/ TOM MORGAN

Bob Rice President, Viewpoint Corporation	Tom Morgan

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